As filed with the Securities and Exchange Commission on September 18, 2015

Securities Act File No. 333-202461

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________________

Post-Effective Amendment No. 1 to

Form N-2

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

____________________

Freedom Capital Corporation

(Exact name of registrant as specified in its charter)

____________________

1560 Wilson Boulevard
Suite 450

Arlington, Virginia 22209

(877) 672-1776

(Address and telephone number, including area code, of principal executive offices)

Jeffrey McClure
1560 Wilson Boulevard
Suite 450
Arlington, VA 22209
(Name and address of agent for service)
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COPIES TO:

Peter J. Shea, Esq. Katten Muchin Rosenman LLP 575 Madison Avenue New York, NY 10022	Heath D. Linsky, Esq. Owen J. Pinkerton, Esq. Morris, Manning & Martin LLP 1401 Eye Street, NW, Suite 600 Washington, DC 20005

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Approximate date of proposed public offering: As soon as practicable after the effective date of this Registration Statement.

If any securities being registered on this form will be offered on a delayed or continuous basis in reliance on Rule 415 under the Securities Act of 1933, as amended, other than securities offered in connection with a distribution reinvestment plan, check the following box. [X]

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to the Registration Statement on Form N-2 (File No. 333-202461) of Freedom Capital Corporation (the “Registration Statement”) is being filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of filing Exhibits (b), (h)(1), and (k)(1) to the Registration Statement.  No changes have been made to Part A, Part B or Part C of the Registration Statement, other than Item 25(2) of Part C as set forth below. Accordingly, this Post-Effective Amendment No. 1 consists only of the facing page, this explanatory note and Item 25(2) of the Registration Statement setting forth the exhibits to the Registration Statement. Pursuant to Rule 462(d) under the Securities Act, this Post-Effective Amendment No. 1 shall become effective immediately upon filing with the U.S. Securities and Exchange Commission.  The contents of the Registration Statement are hereby incorporated by reference.

PART C
Other Information

Item 25. Financial Statements and Exhibits

(2)	Exhibits
(a)(1)	Articles of Amendment and Restatement of the Registrant dated March 4, 2015. (Incorporated by reference to Exhibit (a)(1) filed with Pre-Effective Amendment No. 1 to the Registration Statement (File No. 333-202461) filed on May 4, 2015.)
(b)	Second Amended and Restated Bylaws of the Registrant adopted September 9, 2015. *
(d)	Form of Subscription Agreement (included in the Prospectus as Appendix A).
(e)	Distribution Reinvestment Plan dated March 5, 2015. (Incorporated by reference to Exhibit (e) filed with Pre-Effective Amendment No. 1 to the Registration Statement (File No. 333-202461) filed on May 4, 2015.)
(g)(1)	Investment Advisory and Administrative Services Agreement by and between the Registrant and Freedom Capital Investment Advisors LLC dated March 5, 2015. (Incorporated by reference to Exhibit (g)(1) filed with Pre-Effective Amendment No. 1 to the Registration Statement (File No. 333-202461) filed on May 4, 2015.)
(h)(1)	Amended and Restated Dealer Manager Agreement by and among the Registrant, Freedom Capital Investment Advisors LLC and Democracy Funding LLC dated September 9, 2015. *
(h)(2)	Form of Selected Dealer Agreement (Included as Exhibit A to the Form of Dealer Manager Agreement). (Incorporated by reference to Exhibit (h)(2) filed with Pre-Effective Amendment No. 1 to the Registration Statement (File No. 333-202461) filed on May 4, 2015.)
(j)	Custody Agreement by and between UMB Bank, N.A. and Freedom Capital Investment Advisors LLC, dated December 19, 2014. (Incorporated by reference to Exhibit (j) filed with Pre-Effective Amendment No. 1 to the Registration Statement (File No. 333-202461) filed on May 4, 2015.)
(k)(1)	Amended and Restated Escrow Agreement by and between the Registrant, Democracy Funding LLC, UMB Bank, N.A. and UMB Fund Services, Inc. dated September 9, 2015.*
(k)(2)	Expense Support and Conditional Reimbursement Agreement by and between the Registrant and Freedom Capital Investment Advisors LLC dated March 5, 2015. (Incorporated by reference to Exhibit (k)(2) filed with Pre-Effective Amendment No. 1 to the Registration Statement (File No. 333-202461) filed on May 4, 2015.)
(k)(3)	Transfer Agency Services Agreement between the Registrant and UMB Fund Services, Inc. dated March 31, 2015. (Incorporated by reference to Exhibit (k)(3) filed with Pre-Effective Amendment No. 1 to the Registration Statement (File No. 333-202461) filed on May 4, 2015.)
(k)(4)	Chief Compliance Officer Services Agreement by and between Vigilant Compliance, LLC and the Registrant, dated August 1, 2014. (Incorporated by reference to Exhibit (k)(4) filed with the Registration Statement (File No. 333-202461) filed on March 3, 2015.)
(k)(5)	Chief Financial Officer Services Agreement by and between Vigilant Compliance, LLC and the Registrant, dated August 1, 2014. (Incorporated by reference to Exhibit (k)(5) filed with the Registration Statement (File No. 333-202461) filed on March 3, 2015.)
(l)	Opinion of Shulman, Rogers, Gandal, Pordy & Ecker, P.A. (Incorporated by reference to Exhibit (l) filed with Pre-Effective Amendment No. 1 to the Registration Statement (File No. 333-202461) filed on May 4, 2015.)

(n)(1)	Consent of Shulman, Rogers, Gandal, Pordy & Ecker, P.A. is included in Exhibit (l). (Incorporated by reference to Exhibit (n)(1) filed with Pre-Effective Amendment No. 1 to the Registration Statement (File No. 333-202461) filed on May 4, 2015.)
(n)(2)	Consent of McGladrey LLP. (Incorporated by reference to Exhibit (n)(2) filed with Pre-Effective Amendment No. 2 to the Registration Statement (File No. 333-202461) filed on August 13, 2015.)
(r)(1)	Code of Ethics of the Registrant. (Incorporated by reference to Exhibit (r)(1) filed with Pre-Effective Amendment No. 1 to the Registration Statement (File No. 333-202461) filed on May 4, 2015.)
(r)(2)	Code of Ethics of Freedom Capital Investment Advisors LLC. (Incorporated by reference to Exhibit (r)(2) filed with Pre-Effective Amendment No. 1 to the Registration Statement (File No. 333-202461) filed on May 4, 2015.)

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* Filed herewith.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form N-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Arlington, and Commonwealth of Virginia, on the 18th day of September, 2015.

Freedom Capital Corporation

By:	/s/ Jeffrey McClure
	Name:	Jeffrey McClure
	Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement on Form N-2 has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Jeffrey McClure	President and Chief Executive Officer and	September 18, 2015
Jeffrey McClure	Chairman and Director (Principal executive officer)

/s/ Robert Amweg	Chief Financial Officer	September 18, 2015
Robert Amweg	(Principal financial and accounting officer)

*	Director	September 18, 2015
Liam Coakley

*	Director	September 18, 2015
David Duhamel

*	Director	September 18, 2015
Keith Hall

*	Director	September 18, 2015
Steven Looney

*/s/ Jeffrey McClure		September 18, 2015
Jeffrey McClure Attorney-in-Fact